Fax To:        Kim Fuerst
               Sam Butler

From:          Jim Moore

Date:          May 17, 1999


Dear Kim and Sam:

I understand that the private placement CWYR has been pursuing has not yet closed, but is near completion. Therefore, as a further accommodation to the company and the board, I hereby extend the due date of the bridge loan to Friday, May 28, 1999, unless I rescind this extension by written notice to you prior to this date.

Sincerely,


/s/ JIM MOORE

Jim Moore